PROSPECTUS SUPPLEMENT                                 EXHIBIT 99.1
(To Prospectus dated February 17, 2006)               REGISTRATION NO. 333-31226

                             [HOLDRS BROADBAND logo]



                        1,000,000,000 Depositary Receipts
                           Broadband HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Broadband HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                         Primary
                                                              Share      Trading
                   Name of Company (1)            Ticker     Amounts     Market
      -----------------------------------------   ------    ---------    -------
      Agere Systems Inc.                           AGR      .798493151    NYSE
      Applied Micro Circuits Corporation           AMCC         2        NASDAQ
      Broadcom Corporation                         BRCM         3        NASDAQ
      Ciena Corporation                            CIEN         2        NASDAQ
      Comverse Technology, Inc.                    CMVT         2        NASDAQ
      Conexant Systems, Inc.                       CNXT         2        NASDAQ
      Corning, Inc.                                GLW          9         NYSE
      Freescale Semiconductor Class B              FSLB      1.98747     NASDAQ
      JDS Uniphase Corporation                     JDSU        11.8      NASDAQ
      Lucent Technologies, Inc.                     LU          29        NYSE
      Motorola, Inc.                               MOT          18        NYSE
      Mindspeed Technologies                       MSPD       0.6667     NASDAQ
      Nortel Networks Corporation                   NT          28        NYSE
      PMC-Sierra, Inc.                             PMCS         1        NASDAQ
      Qualcomm Incorporated                        QCOM         16       NASDAQ
      RF Micro Devices, Inc.                       RFMD         2        NASDAQ
      Skyworks Solutions, Inc.                     SWKS       0.702      NASDAQ
      Sycamore Networks, Inc.                      SCMR         3        NASDAQ
      Tellabs, Inc.                                TLAB         4        NASDAQ
      Terayon Communications Systems, Inc.        TERNE         2        NASDAQ
      Tut Systems                                  TUTS     0.0326432    NASDAQ



(1) As a result of the merger of Scientific-Atlanta, Inc. (NYSE ticker "SFA") and Cisco Systems, Inc., Scientific-Atlanta, Inc. will no longer be an underlying constituent of the Broadband HOLDRS Trust. For each share of Scientific-Atlanta, Inc. held, shareholders received $43.00 in cash. For the 2 shares of Scientific-Atlanta, Inc. per 100 shares round lot of Broadband HOLDRS, The Bank of New York received $86.00 and distributed the cash at a rate of $0.86 per depositary share of "BDH," less custody fees on March 2, 2006.



         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.